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                             THE CARROUSEL FUND LTD.
                           c/o Carrousel Capital Ltd.
                              203-205 Brompton Road
                                 London SW3 1LA
                    Tel: 44 20 7823 7044 Fax: 44 20 7591 3829



                                                                   April 5, 2004

VIA HAND DELIVERY
-----------------

Mr. John Millette
Secretary of The Brazil Fund, Inc.
c/o Deutsche Investment Management Americas Inc.
345 Park Avenue
New York, New York 10154

RE: THE BRAZIL FUND, INC.: NOMINATION OF DIRECTORS
--------------------------------------------------



Dear Mr. Millette,

         In accordance with Section 2(11) of the Bylaws of The Brazil Fund, Inc. (the "Fund"), The Carrousel Fund Ltd. ("Carrousel") hereby notifies you of its intent to appear in person or by proxy to nominate the following persons for election as Class III Directors at the Fund's 2004 Annual Meeting of Stockholders.

1.       David Sydney Copperwaite

2.       Francis Rupert Chad Lea

3.       Antonio Henrique Prado

         Annex A hereto sets forth information concerning each such nominee that is required to be included in this notice pursuant to Section 2(11) of the Fund's Bylaws.

         Carrousel is the beneficial holder of 484,600 shares of the Fund's Common Stock as of the date hereof. Carrousel's address is 203-205 Brompton Road, London SW3 1LA.

         Although Carrousel has no reason to believe that the above-named nominees will not serve if elected, Carrousel reserves the right to substitute any of the above-named nominees, prior to the 2004 Annual Meeting of Stockholders, with another nominee of Carrousel's choosing that possesses the requisite qualifications pursuant to the Fund's Bylaws. In that event, Carrousel will provide notice to you as soon as practicable.

         Carrousel reserves the right to increase the number of nominees it proposes in the event that more than three (3) directors will be elected at the Fund's 2004 Annual Meeting of Stockholders.


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         Carrousel has entered into Indemnification Agreements with each of the nominees indemnifying each of them to the extent permitted under the laws of the Cayman Islands with respect to their nomination.

         Enclosed are executed letters from each of the above nominees consenting to being nominated for election as a Class III Director of the Fund and to serving as a director of the Fund if elected at such meeting.

         If any further information is required concerning any of Carrousel's nominees, please do not hesitate to contact us.


                                                Sincerely,

                                                THE CARROUSEL FUND LTD


                                                By:    /s/ Andre Paulin
                                                       --------------------
                                                Name:  Andre Paulin
                                                Title: Director



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                                     ANNEX A
                               NOMINEE INFORMATION


DAVID SYDNEY COPPERWAITE

Age:  56

Business Address: [Omitted for Edgar filing]

Principal Occupation:  Principal,  Channel Islands Management Services Limited

Residence Address:  [Omitted for Edgar filing]

Beneficial Ownership of Shares of Common Stock of the Fund:  None

Business Experience During the Last Five Years; Current Directorships: Principal of Channel Islands Management Services Limited, an offshore fund management advisory company (1997-present), and Principal of Investment Fund Services Limited, a licensed offshore fund management company (2002-present).

Other Information relating to the Nominee: Mr. Copperwaite will not receive any compensation from Carrousel for his services as a director of the Fund. Mr. Copperwaite has not been convicted in any criminal proceedings (excluding traffic violations or similar misdemeanors) over the past ten years. Mr. Copperwaite is not adverse to the Fund or any of its subsidiaries in any material pending legal proceedings. Mr. Copperwaite is not an interested person of the Fund as defined in the Investment Company Act of 1940, as amended. Mr. Copperwaite is a director of a fund that has the same investment manager as Carrousel.

RUPERT CHAD LEA

Age: 46

Business Address: 1 Bow Churchyard, London EC4M 9DQ

Principal Occupation:  Financial Consultant, MSS Capital

Residence Address: [Omitted for Edgar filing]

Beneficial Ownership of Shares of Common Stock of the Fund:  None.

Business Experience During the Last Five Years; Current Directorships: Financial Consultant of MSS Capital, an investment adviser (2003-present); Director of Laxey Partners (U.K.) Ltd., an investment management company (2000- 2003); Director, Head of Equities, Closed End Funds of ABN AMRO, (1999-2000); Director, Head of Equity Sales USA of ING Barings (1996-1999).


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Other Information relating to the Nominee: Mr. Lea will not receive any compensation from Carrousel for his services as a director of the Fund. Mr. Lea has not been convicted in any criminal proceedings (excluding traffic violations or similar misdemeanors) over the past ten years. Mr. Lea is not adverse to the Fund or any of its subsidiaries in any material pending legal proceedings. Mr. Lea is not an interested person of the Fund as defined in the Investment Company Act of 1940, as amended. Pursuant to a consultancy agreement, Lea Green Ltd. (an entity of which Mr. Lea is the sole beneficiary) has agreed to assist an affiliated entity of Carrousel in seeking to cause the Fund to take certain corporate actions with a view to enhancing shareholder value.

ANTONIO HENRIQUE PRADO

Age:  33

Business Address: R. Tenerife, 67 - 12th floor, 04548-005 Sao Paulo, Sao Paulo Brazil

Principal Occupation: Consultant, E-Platform Venture Partners

Residence Address:  [Omitted for Edgar filing]

Beneficial Ownership of Shares of Common Stock of the Fund:  None.

Business Experience During the Last Five Years; Current Directorships:
Consultant of E-Platform Venture Partners, a Brazilian venture capital firm (2004-Present); General Manager Innovation / New Businesses of Multibras, S.A. (Whirlpool) (2002-2003); Consultant of E-Platform Venture Partners (2000-2002); Associate, Private Equity of Chase Capital Partners (1998-2000); Associate, Equity Capital Markets and Mergers & Acquisitions of ING Barings (1997-1998).

Other Information relating to the Nominee: Mr. Prado will not receive any compensation from Carrousel for his services as a director of the Fund. Mr. Prado has not been convicted in any criminal proceedings (excluding traffic violations or similar misdemeanors) over the past ten years. Mr. Prado is not adverse to the Fund or any of its subsidiaries in any material pending legal proceedings. Mr. Prado is not an interested person of the Fund as defined in the Investment Company Act of 1940, as amended.